Exhibit 99.1

PRESS RELEASE

Level 3 Reports Third Quarter 2011 Results

Level 3 Communications Highlights

•                  Consolidated Revenue of $947 million

•                  Continued Core Network Services revenue growth; 2 percent sequentially and 7 percent year-over-year

•                  Global Crossing acquisition closed

•                  Communications Adjusted EBITDA increased 14 percent year-over-year to $247 million, excluding costs associated with the Global Crossing transaction

•                  Global Crossing “Invest and Grow” Revenue grew by 1 percent sequentially and 11 percent year-over-year, and OIBDA grew by 6 percent sequentially

•                  On a pre-split basis, net loss of $0.12 per share, or $0.08 adjusted for loss on debt extinguishment and costs associated with Global Crossing transaction expenses

•                  Consolidated Results for Third Quarter 2011 exclude the results of Global Crossing as the acquisition closed on Oct. 4, 2011

BROOMFIELD, Colo., Nov 2, 2011 — Level 3 Communications, Inc. (NYSE: LVLT) reported consolidated revenue of $947 million for the third quarter 2011, an increase compared to consolidated revenue of $932 million for the second quarter 2011 and $912 million for the third quarter 2010.

Effective Oct. 20, 2011, Level 3 common stock began trading on a split-adjusted basis on the NYSE following the 1-for-15 reverse stock split. The Company currently has approximately 207.6 million shares outstanding on a split-adjusted basis or 3.1 billion shares outstanding on a pre-split basis.

The net loss for the third quarter 2011 was $207 million, or $1.75 per share on a split-adjusted basis, or $0.12 per share before the reverse stock split. This net loss included charges of $0.59 per share on a split adjusted basis or $0.04 per share on a pre-split basis. These charges included $30 million on the extinguishment of debt of Level 3 Communications’ 15% and 3.5% Convertible Senior Notes, and a charge of $40 million in costs associated with the Global Crossing transaction, which included $29 million of GAAP interest expense associated with the $1.85 billion of debt that was raised earlier this year to fund the Global Crossing acquisition and redeem and discharge the Global Crossing outstanding debt. For the third quarter 2010, the net loss was $163 million or $1.47 per share on a split adjusted basis, or $0.10 per share before the reverse stock split.

Consolidated Adjusted EBITDA was $249 million in the third quarter 2011, excluding $11 million in costs associated with the Global Crossing transaction. This compares to $234 million in the second quarter 2011, excluding $8 million in costs associated with the Global Crossing transaction, and $218 million in the third quarter 2010.

“With the continued strength in the demand for our services, Level 3 delivered another quarter of solid sequential growth in Core Network Services revenue,” said James Q. Crowe, CEO of Level 3. “With the closing of the Global Crossing acquisition in October, we see even more opportunities as we provide existing and potential customers a broader portfolio of services in more markets.”

Financial Results

Metric ($ in millions)	Third Quarter 2011	Second Quarter 2011	Third Quarter 2010
Total Communications Revenue	$927	$913	$895
Other Revenue	$20	$19	$17
Total Consolidated Revenue	$947	$932	$912
Consolidated Adjusted EBITDA(1)	$238	$226	$218
Capital Expenditures	$110	$125	$133
Unlevered Cash Flow(1)	$105	$117	$89
Free Cash Flow(1)	$(42)	$6	$(61)
Communications Gross Margin(1)	63.1%	62.0%	60.6%
Communications Adjusted EBITDA Margin(1)	25.5%	24.8%	24.1%

(1)       See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures.

Communications Business

Revenue

Total Communications Revenue for the third quarter 2011 was $927 million, compared to $913 million for the second quarter 2011 and $895 million for the third quarter 2010.

Communications Revenue ($ in millions)	Third Quarter 2011	Second Quarter 2011	Percent Change	Third Quarter 2010	Percent Change
Wholesale	$361	$358	1%	$343	5%
Large Enterprise and Federal	$153	$148	3%	$144	6%
Mid-Market	$163	$158	3%	$147	11%
Europe	$82	$80	3%	$73	12%
Core Network Services	$759	$744	2%	$707	7%
Wholesale Voice Services	$152	$151	1%	$161	(6)%
Other Communications Services	$16	$18	(11)%	$27	(41)%
Total Communications Services	$927	$913	2%	$895	4%

Core Network Services

Core Network Services revenue was $759 million in the third quarter 2011, an increase of approximately 2 percent compared to $744 million in the second quarter 2011, and an increase of approximately 7 percent compared to $707 million in the third quarter 2010. On a constant currency basis, European Core Network Services revenue increased approximately 5 percent sequentially and increased 7 percent year-over-year.

Deferred Revenue

The communications deferred revenue balance was $882 million at the end of the third quarter 2011, compared to $889 million at the end of the second quarter 2011 and $890 million at the end of the third quarter 2010.

Cost of Revenue

Communications cost of revenue decreased to $342 million in the third quarter 2011, compared to $347 million in the second quarter 2011 and $353 million in the third quarter 2010.

Communications gross margin was 63.1 percent for the third quarter 2011, compared to 62.0 percent in the second quarter 2011. Communications gross margin was 60.6 percent in the third quarter 2010.

Selling, General and Administrative Expenses (SG&A)

Excluding non-cash compensation expense, Communications SG&A was $349 million in the third quarter 2011, including $11 million in costs associated with the Global Crossing transaction, compared to $340 million in the second quarter 2011, which included $8 million in Global Crossing transaction-related costs. Communications SG&A, excluding non-cash compensation expense, was $325 million in the third quarter 2010.

Communications SG&A, including non-cash compensation expense was $375 million for the third quarter 2011, compared to $357 million for the second quarter 2011 and $345 million for the third quarter 2010. Non-cash compensation expense was $26 million, $17 million and $20 million for the third quarter 2011, second quarter 2011, and third quarter 2010, respectively.

Adjusted EBITDA

Communications Adjusted EBITDA increased sequentially to $236 million for the third quarter 2011, or $247 million excluding the $11 million of costs incurred during the quarter associated with the Global Crossing transaction. Communications Adjusted EBITDA was $226 million for the second quarter 2011, or $234 million excluding the $8 million of costs during the quarter associated with the Global Crossing transaction, and $216 million for the third quarter 2010.

Communications Adjusted EBITDA margin increased to 25.5 percent, or 26.6 percent excluding the $11 million of costs associated with the Global Crossing transaction, for the third quarter 2011, compared to 24.8 percent for the second quarter 2011 or 25.6 percent excluding the $8 million of costs associated with the Global Crossing transaction incurred in the second quarter, and 24.1 percent in the third quarter 2010.

“We are pleased with the solid growth we saw across all areas of the Level 3 business in the third quarter, with 2 percent sequential and 6.5 percent year-over-year Core Network Services revenue growth on a constant currency basis,” said Sunit Patel, executive vice president and CFO of Level 3. “Additionally, the growth in Communications Adjusted EBITDA and the expansion of EBITDA margin highlights the operating leverage in the business, as well as the ongoing benefits of our focus on operating efficiency.”

Communications Adjusted EBITDA excludes non-cash compensation expense and includes restructuring charges. The company incurred less than $1 million of restructuring charges in the third and the second quarter of 2011, and $1 million in the third quarter 2010.

Consolidated Cash Flow and Liquidity

During the third quarter 2011, Unlevered Cash Flow was $105 million, versus $117 million in the second quarter 2011, and $89 million for the third quarter 2010.

Consolidated Free Cash Flow was negative $42 million for the third quarter 2011, compared to positive $6 million in the second quarter 2011 and negative $61 million for the third quarter 2010.

As of Sept. 30, 2011, the company had cash and cash equivalents of approximately $461 million. Pro forma for the closing of the Global Crossing transaction on Oct. 4, 2011, the company had $921 million of cash and cash equivalents which includes approximately $226 million of Global Crossing’s cash and cash equivalents as of Sept. 30, 2011, and taking into account the related financing and closing activities.

Corporate Transactions

Global Crossing

The company closed the acquisition of Global Crossing, Limited. on Oct. 4, 2011. As part of the closing of the transaction, Level 3 has refinanced approximately $1.36 billion of Global Crossing’s outstanding consolidated debt. All of Global Crossing (UK) Finance PLC Senior Secured notes due 2014 were refinanced in the amount of approximately $430 million at the applicable redemption premiums outlined in its indenture dated Dec. 23, 2004.

All of the aggregate principal amount of the $750 million of Global Crossing Limited’s outstanding 12% senior notes due 2015 and all of the outstanding $150 million of 9% senior notes due 2019 were also refinanced.

Global Crossing Results

To enable investors to track Global Crossing’s results, the company is providing select unaudited Global Crossing third quarter 2011 financial and operating metrics. These results are not included in Level 3’s reported results for the third quarter 2011 or prior periods, and are based on Global Crossing’s definitions for these metrics.

Metric ($ in millions)	Third Quarter 2011	Second Quarter 2011	Third Quarter 2010
Invest and Grow Revenues	$629	$622	$568
Wholesale Voice Services and Other Revenues	$68	$70	$80
Consolidated Revenues	$697	$692	$648
OIBDA(1)	$102	$96	$109
Capital Expenditures	$48	$46	$30
Free Cash Flow(1)	$(13)	$10	$(1)
Gross Margin(1)	32.9%	32.4%	32.1%
OIBDA Margin(1)	14.6%	13.9%	16.8%

(1)       See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures.

Global Crossing’s consolidated revenue was $697 million in the third quarter of 2011, an increase of 1 percent sequentially and 8 percent year-over-year on an as reported basis, and 1 percent sequentially and 5 percent year-over-year on a constant currency basis.

Global Crossing’s “invest and grow” services generated revenue of $629 million in the third quarter, an increase of 1 percent sequentially, both on an as reported and on a constant currency basis, and 11 percent year-over-year on an as reported basis, and 8 percent on a constant currency basis. The sequential and year-over-year increases in “invest and grow” revenue were primarily driven by growth in enterprise revenues within the GC Impsat and ROW segments. “Invest and grow” revenues included $7 million and $9 million in early termination revenue in the third quarter 2011 and the second quarter 2011, respectively. Excluding the early termination revenue, on a constant currency basis, “invest and grow” revenues grew 2 percent sequentially and 7 percent year-over-year.

On a segment basis before Global Crossing intercompany eliminations, ROW, GC Impsat and GCUK generated “invest and grow” revenue of $354 million, $165 million, and $116 million, respectively. In constant currency terms, ROW increased 1 percent sequentially and 10 percent year-over-year, GC Impsat increased 2 percent sequentially and 10 percent year-over-year, and GCUK increased 1 percent sequentially and decreased 2 percent year-over-year.

Global Crossing generated $102 million of OIBDA in the third quarter of 2011, compared to $96 million in the second quarter 2011 and $109 million in the third quarter 2010. Sequentially, OIBDA growth was primarily driven by higher revenue. Year-over-year, the OIBDA decline was primarily driven by $12 million higher accrued incentive compensation versus the year-ago period. OIBDA for the second and third quarters of 2011 also included $3 million in costs associated with the transaction. Foreign exchange movements did not materially impact OIBDA sequentially or year-over-year.

On a segment basis in the third quarter of 2011, ROW, GC Impsat and GCUK contributed OIBDA of $25 million, $55 million and $22 million, respectively.

Business Outlook

“We remain confident about the business outlook we have previously provided. We continue to expect sequential revenue growth for Level 3 in Core Network Services revenue in the fourth quarter 2011 and double-digit Consolidated Adjusted EBITDA growth for the full year 2011 compared to the full year 2010,” said Patel. “Capital expenditures are expected to be approximately 12 percent of Communications revenue for the full year 2011, and Free Cash Flow is expected to be roughly breakeven for the last three quarters of 2011 in aggregate. These expectations exclude any effect from the Global Crossing acquisition, including integration and transaction costs, intercompany eliminations, and purchase price accounting adjustments.

“We also continue to feel good about the timing and amount of synergies and integration costs we expect as a result of the Global Crossing acquisition, and reiterate the guidance we provided on this at the signing of the transaction in April,” concluded Patel.

Conference Call and Web Site Information

Level 3 will hold a conference call to discuss the company’s third quarter 2011 results at 10 a.m. ET today. The third quarter 2011 conference call will be broadcast live on Level 3’s Investor Relations website at http://lvlt.client.shareholder.com/events.cfm, and can be accessed live at 1 888-240-9314 (U.S. Domestic) or 1 913-312-1467 (International), conference code 4946439. During the call, the company will review an earnings presentation that summarizes the financial results of the quarter. This presentation may be accessed at http://lvlt.client.shareholder.com/results.cfm.

The call will also be archived and available on Level 3’s Investor Relations website or can be accessed as an audio replay starting at 2 p.m. ET on Nov. 2 until 2 p.m. ET on Nov. 12. The replay can be accessed by dialing 1 888-203-1112 (U.S. Domestic) or 1 719-457-0820 (International), conference code 4946439.

For additional information, please call 720-888-2502.

About Level 3 Communications

Level 3 Communications, Inc. (NYSE: LVLT) is a premier global provider of IP-based communications services to enterprise, content, government and wholesale customers. Over its reliable, scalable and secure network, Level 3 delivers integrated IP solutions, including converged, data, voice, video and managed solutions to help enable customers’ growth and efficiency. Level 3 operates a unique global services platform anchored by owned fiber networks on three continents in more than 45 countries, connected by extensive undersea facilities. For more information, visit www.level3.com.

© Level 3 Communications, LLC. All Rights Reserved. Level 3, Level 3 Communications, Level (3), Think Ahead, the Level 3 Logo and the Level 3 Think Ahead logo are either registered service marks or service marks of Level 3 Communications, LLC and/or one of its Affiliates in the United States and/or other countries. Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc.  Any other service names, product names, company names or logos included herein are the trademarks or service marks of their respective owners.

Forward-Looking Statement

Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to:  the company’s ability to successfully integrate the Global Crossing acquisition, the current uncertainty in the global financial markets and the global economy; a discontinuation of the development and expansion of the Internet as a communications medium and marketplace for the distribution and consumption of data and video; and disruptions in the financial markets that could affect Level 3’s ability to obtain additional financing.  Additional factors include, but are not limited to, the company’s ability to:  increase and maintain the volume of traffic on its network; develop effective business support systems; manage system and network failures or disruptions; develop new services that meet customer demands and generate acceptable margins; defend intellectual property and proprietary rights; adapt to rapid technological changes that lead to further competition; attract and retain qualified management and other personnel; successfully integrate future acquisitions; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information

Media:	Investor:
Monica Martinez	Valerie Finberg
720-888-3991	720-888-2501
Monica.Martinez@Level3.com	Valerie.Finberg@Level3.com

Non-GAAP Metrics

Pursuant to Regulation G, the company is hereby providing definitions of non-GAAP financial metrics and reconciliations to the most directly comparable GAAP measures.

The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below and presented in the accompanying news release. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis independently of regularly reported non-cash charges and infrequent or unusual events.

In addition, measures referred to in the accompanying news release as being calculated “on a constant currency basis” or “in constant currency terms” are non-GAAP metrics intended to present the relevant information assuming a constant exchange rate between the two periods being compared. Such metrics are calculated by applying the currency exchange rates used in the preparation of the prior period financial results to the subsequent period results.

Consolidated Revenue is defined as total revenue from the Consolidated Statements of Operations.

Communications Revenue is defined as communications revenue from the Consolidated Statements of Operations.

Core Network Services Revenue includes revenue from transport, infrastructure, data and local and enterprise voice communications services.

Communications Gross Margin ($) is defined as communications revenue less communications cost of revenue from the Consolidated Statements of Operations.

Communications Gross Margin (%) is defined as communications gross margin ($) divided by communications revenue. Management believes that gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs; in essence, a measure of the efficiency of the company’s network.

Adjusted EBITDA is defined as net income (loss) from the Consolidated Statements of Operations before income taxes, total other income (expense), non-cash impairment charges, depreciation and amortization and non-cash stock compensation expense.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by total revenue.

Adjusted EBITDA Metrics	Q3 2011
($ in millions)	Communications	Other	Consolidated

Net Loss	$(203)	$(4)	$(207)
Income Tax Expense	6	—	6
Total Other (Income) Expense	204	5	209
Depreciation and Amortization	203	1	204
Non-cash Stock Compensation	26	—	26
Adjusted EBITDA	$236	$2	$238

Revenue	$927

Adjusted EBITDA Margin	25.5%

Adjusted EBITDA Metrics	Q2 2011
($ in millions)	Communications	Other	Consolidated

Net Loss	$(178)	$(3)	$(181)
Income Tax Expense	3	—	3
Total Other (Income) Expense	178	2	180
Depreciation and Amortization	206	1	207
Non-cash Stock Compensation	17	—	17
Adjusted EBITDA	$226	$—	$226

Revenue	$913

Adjusted EBITDA Margin	24.8%

Adjusted EBITDA Metrics	Q3 2010
($ in millions)	Communications	Other	Consolidated

Net Loss	$(163)	$—	$(163)
Income Tax Expense	1	—	1
Total Other (Income) Expense	144	1	145
Depreciation and Amortization	214	1	215
Non-cash Stock Compensation	20	—	20
Adjusted EBITDA	$216	$2	$218

Revenue	$895

Adjusted EBITDA Margin	24.1%

Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of the company’s internal reporting and are key measures used by Management to evaluate profitability and operating performance of the company and to make resource allocation decisions.  Management believes such measures are especially important in a capital-intensive industry such as telecommunications.  Management also uses Adjusted EBITDA and Adjusted EBITDA Margin to compare the company’s performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses.  Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation expense because of the non-cash nature of these items.  Adjusted EBITDA also excludes interest income, interest expense and income taxes because these items are associated with the company’s capitalization and tax structures. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures.  Adjusted EBITDA excludes the gain (or loss) on extinguishment of debt and other, net because these items are not related to the primary operations of the company.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company’s calculations.  Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income taxes, depreciation and amortization, non-cash impairment charges, non-cash stock compensation expense, the gain (or loss) on extinguishment of debt and net other income (expense).  Adjusted EBITDA and Adjusted EBITDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, plus cash interest paid and less interest income all as disclosed in the Consolidated Statements of Cash Flows or the Consolidated Statements of Operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, measured over time, provides management and investors with a sense of the underlying business’s growth pattern and ability to generate cash.  Unlevered Cash Flow excludes cash used for acquisitions and debt service and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Unlevered Cash Flow to measure the company’s cash performance as it excludes certain material items such as payments on and repurchases of long-term debt, interest income, cash interest expense and cash used to fund acquisitions. Comparisons of Level 3’s Unlevered Cash Flow to that of some of its competitors may be of limited usefulness since Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents in the Consolidated Statements of Cash Flows.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the Consolidated Statements of Cash Flows. Management believes that Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the company’s ability to generate cash to service its debt. Free Cash Flow excludes cash used for acquisitions and principal repayments and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Free Cash Flow to measure the company’s performance as it excludes certain material items such as principal payments on and repurchases of long-term debt and cash used to fund acquisitions. Comparisons of Level 3’s Free Cash Flow to that of some of its competitors may be of limited usefulness since Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to interest expense, accounts receivable and accounts payable and capital expenditures. Free Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.

Unlevered Cash Flow and Free Cash Flow
Three Months Ended September 30, 2011	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$68	$68
Capital Expenditures	$(110)	$(110)
Cash Interest Paid	$147	N/A
Interest Income	$ (—)	N/A
Total	$105	$(42)

Unlevered Cash Flow and Free Cash Flow
Three Months Ended June 30, 2011	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$131	$131
Capital Expenditures	$(125)	$(125)
Cash Interest Paid	$111	N/A
Interest Income	$ (—)	N/A
Total	$117	$6

Unlevered Cash Flow and Free Cash Flow
Three Months Ended September 30, 2010	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$72	$72
Capital Expenditures	$(133)	$(133)
Cash Interest Paid	$150	N/A
Interest Income	$ (—)	N/A
Total	$89	$(61)

Global Crossing:

Pursuant to Regulation G, the Company is hereby providing definitions of Global Crossing’s non-GAAP financial metrics and reconciliations to the most directly comparable GAAP measures.

The following describes and reconciles those financial measures as reported under GAAP with those financial measures as adjusted by the items detailed below and presented in the accompanying news release. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis.

OIBDA is defined as operating income (loss) before depreciation and amortization. OIBDA differs from operating income (loss) in that it excludes depreciation and amortization.  Such excluded expenses primarily reflect the non-cash impacts of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods.  In addition, OIBDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for reinvestment, distributions or other discretionary uses.

Management of Global Crossing used OIBDA as an important part of its internal reporting and planning processes and as a key measure to evaluate profitability and operating performance, make comparisons between periods, and to make resource allocation decisions. Management of Global Crossing believed that the investment community used similar performance measures to compare performance of competitors in its industry.

There are material limitations to using non-GAAP financial measures.  Global Crossing’s calculation of OIBDA may differ from similarly titled measures used by other companies, and may not be comparable to those other measures.  Additionally, OIBDA does not include certain significant items such as depreciation and amortization, interest income, interest expense, income taxes, other non-operating income or expense items and preferred stock dividends.  OIBDA should be considered in addition to, and not as a substitute for, other measures of financial performance reported in accordance with GAAP.

Management of Global Crossing believed that OIBDA was useful to its investors as a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications.  OIBDA provides investors with an indication of the underlying performance of our everyday business operations.  It excludes the effect of items associated with Global Crossing’s capitalization and tax structures, such as interest income, interest expense, income taxes and preferred stock dividends, and of other items not associated with its everyday operations.

Global Crossing Limited and Subsidiaries

Unaudited Reconciliation of OIBDA to Income (Loss) Applicable to Common Shareholders

($ in millions)

OIBDA Metrics
Three Months Ended September 30, 2011
($ in millions)	GCUK	GC Impsat	ROW (1), (2)	Eliminations	Total

OIBDA	$22	$55	$25	$—	$102
Depreciation and amortization	(16)	(21)	(44)	—	(81)
Operating income (loss)	6	34	(19)	—	21
Interest income	1	1	3	(5)	—
Interest expense	(15)	(4)	(34)	5	(48)
Other expense, net	(4)	(3)	(9)	—	(16)
Benefit (provision) for income taxes	—	(12)	2	—	(10)
Preferred stock dividends	—	—	(1)	—	(1)
Income (loss) applicable to common shareholders	$(12)	$16	$(58)	$—	$(54)

OIBDA Metrics
Three Months Ended June 30, 2011
($ in millions)	GCUK	GC Impsat	ROW (1), (2)	Eliminations	Total

OIBDA	$17	$50	$29	$—	$96
Depreciation and amortization	(16)	(20)	(46)	—	(82)
Operating income (loss)	1	30	(17)	—	14
Interest income	2	—	4	(5)	1
Interest expense	(13)	(3)	(34)	5	(45)
Other expense, net	(1)	—	(4)	—	(5)
Benefit for income taxes	—	1	—	—	1
Preferred stock dividends	—	—	(1)	—	(1)
Income (loss) applicable to common shareholders	$(11)	$28	$(52)	$—	$(35)

OIBDA Metrics
Three Months Ended September 30, 2010
($ in millions)	GCUK	GC Impsat	ROW (1)	Eliminations	Total

OIBDA	$22	$49	$38	$—	$109
Depreciation and amortization	(15)	(18)	(49)	—	(82)
Operating income (loss)	7	31	(11)	—	27
Interest income	1	1	5	(7)	—
Interest expense	(14)	(3)	(34)	7	(44)
Other income (expense), net	9	(1)	13	—	21
Provision for income taxes	—	(10)	—	—	(10)
Preferred stock dividends	—	—	(1)	—	(1)
Income (loss) applicable to common shareholders	$3	$18	$(28)	$—	$(7)

(1) Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

(2) On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis’ results have been consolidated into Global Crossing results as ROW.

To enable investors to track Global Crossing’s results, the company is providing select unaudited Global Crossing third quarter 2011 financial and operating metrics. These results are not included in Level 3’s reported results for the third quarter 2011 or prior periods, and are based on Global Crossing’s definitions for these metrics. The use of these separate metrics will be discontinued in future reporting periods.

Global Crossing defined Free Cash Flow as net cash provided by (used in) operating activities less purchases of property and equipment as disclosed in the statement of cash flows.  Free Cash Flow differs from the net change in cash and cash equivalents in the statement of cash flows in that it excludes the cash impact of: all investing activities (other than capital expenditures, which are a fundamental and recurring part of its business); all financing activities; and exchange rate changes on cash and cash equivalents balances.

Management of Global Crossing used Free Cash Flow as a relevant indicator of its ability to generate cash to pay debt.  Free Cash Flow also was an important part of its internal reporting and a key measure used by management to evaluate liquidity from period to period. Global Crossing believed that the investment community used similar performance measures to compare performance of competitors in its industry.

There are material limitations to using non-GAAP financial measures.  Global Crossing’s calculation of Free Cash Flow may differ from similarly titled measures used by other companies, and may not be comparable to those other measures.  Moreover, Global Crossing did not pay a significant amount of income taxes due to net operating losses, and it therefore generated higher Free Cash Flow than comparable businesses that do pay income taxes.  Additionally, Free Cash Flow is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures.  Free Cash Flow also does not include certain significant cash items such as purchases and sales out of the ordinary course of business, proceeds from financing activities, repayments of capital lease obligations and other debt, and the effect of exchange rate changes on cash and cash equivalents balances.  Free Cash Flow should be considered in addition to, and not as a substitute for, net change in cash and cash equivalents in the statement of cash flows reported in accordance with GAAP.

Management of Global Crossing believed that Free Cash Flow was useful to its investors as it provided an indication of the underlying cash position of its everyday business operations and the ability to pay debt.

Global Crossing Limited and Subsidiaries

Unaudited Reconciliations of Free Cash Flow to Net Cash Provided by Operating Activities

($ in millions)

Free Cash Flow
Three Months Ended September 30, 2011 *
($ in millions)

Free Cash Flow	$(13)
Purchases of property and equipment	48
Net cash provided by operating activities	$35

Free Cash Flow
Three Months Ended June 30, 2011*
($ in millions)

Free Cash Flow	$10
Purchases of property and equipment	46
Net cash provided by operating activities	$56

Free Cash Flow
Three Months Ended September 30, 2010
($ in millions)

Free Cash Flow	$(1)
Purchases of property and equipment	30
Net cash provided by operating activities	$29

*On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis’ cash flows have been consolidated into Global Crossing.

To enable investors to track Global Crossing’s results, the company is providing select unaudited Global Crossing third quarter 2011 financial and operating metrics. These results are not included in Level 3’s reported results for the third quarter 2011 or prior periods, and are based on Global Crossing’s definitions for these metrics. The use of these separate metrics will be discontinued in future reporting periods.

Attachment #1

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
(dollars in millions, except per share data)	2011	2011	2010

Revenue:
Communications	$927	$913	$895
Coal Mining	20	19	17
Total Revenue	947	932	912

Costs and Expenses (exclusive of depreciation and amortization shown separately below):
Cost of Revenue:
Communications	342	347	353
Coal Mining	18	19	15
Total Cost of Revenue	360	366	368

Depreciation and Amortization	204	207	215
Selling, General and Administrative	375	357	345
Restructuring Charges	—	—	1
Total Costs and Expenses	939	930	929

Operating Income (Loss)	8	2	(17)

Other Income (Expense):
Interest income	—	—	—
Interest expense	(178)	(160)	(144)
Loss on extinguishment of debt	(30)	(23)	—
Other, net	(1)	3	(1)
Total Other Expense	(209)	(180)	(145)

Loss Before Income Taxes	(201)	(178)	(162)

Income Tax Expense	(6)	(3)	(1)

Net Loss	$(207)	$(181)	$(163)

Basic and Diluted Loss per Share *	$(1.75)	$(1.59)	$(1.47)

Shares Used to Compute Basic and Diluted Loss per Share * (in thousands)	118,067	113,589	110,958

* Basic and diluted loss per share have been updated to reflect the one for fifteen reverse stock split that became effective October 19, 2011.

Attachment #2

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

	September 30,	June 30,	December 31,
(dollars in millions)	2011	2011	2010

Assets

Current Assets:
Cash and cash equivalents	$461	$584	$616
Restricted cash and securities	1,259	632	2
Receivables, less allowances for doubtful accounts of $20, $18, and $17, respectively	337	294	264
Other	104	112	90
Total Current Assets	2,161	1,622	972

Property, Plant and Equipment, net	5,117	5,228	5,302
Restricted Cash and Securities	121	120	120
Goodwill	1,428	1,429	1,427
Other Intangibles, net	300	323	371
Other Assets	127	140	163
Total Assets	$9,254	$8,862	$8,355

Liabilities and Stockholders’ Deficit

Current Liabilities:
Accounts payable	$342	$336	$329
Current portion of long-term debt	265	875	180
Accrued payroll and employee benefits	77	65	84
Accrued interest	189	169	146
Current portion of deferred revenue	140	144	151
Other	90	83	66
Total Current Liabilities	1,103	1,672	956

Long-Term Debt, less current portion	7,420	6,349	6,268
Deferred Revenue, less current portion	742	745	736
Other Liabilities	512	528	552
Total Liabilities	9,777	9,294	8,512

Stockholders’ Deficit	(523)	(432)	(157)
Total Liabilities and Stockholders’ Deficit	$9,254	$8,862	$8,355

Attachment #3

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
(dollars in millions)	2011	2011	2010

Cash Flows from Operating Activities:
Net loss	$(207)	$(181)	$(163)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	204	207	215
Non-cash compensation expense attributable to stock awards	26	17	20
Loss on extinguishment of debt, net	30	23	—
Accretion of debt discount and amortization of debt issuance costs	18	14	14
Accrued interest on long-term debt	13	35	(20)
Deferred income taxes	7	1	1
Other, net	—	(10)	1
Changes in working capital items:
Receivables	(46)	2	(2)
Other current assets	5	(5)	—
Payables	7	7	(20)
Deferred revenue	(3)	(1)	19
Other current liabilities	14	22	7
Net Cash Provided by Operating Activities	68	131	72

Cash Flows from Investing Activities:
Capital expenditures	(110)	(125)	(133)
Proceeds from sale of property, plant and equipment and other assets	—	2	1
Increase in restricted cash and securities, net	(29)	(33)	—
Net Cash Used in Investing Activities	(139)	(156)	(132)

Cash Flows from Financing Activities:
Long term debt borrowings, net of issuance costs	(1)	(6)	170
Payments on and repurchases of long-term debt	(49)	(464)	(39)
Net Cash Provided by (Used in) Financing Activities	(50)	(470)	131

Effect of Exchange Rates on Cash and Cash Equivalents	(2)	—	5

Net Change in Cash and Cash Equivalents	(123)	(495)	76

Cash and Cash Equivalents at Beginning of Period	584	1,079	442

Cash and Cash Equivalents at End of Period	$461	$584	$518

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$147	$111	$150
Income taxes paid, net of refunds	$—	$1	$—